Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of June 15, 2009, between WILLIAM P. LIVEK (“Executive”) and RENTRAK CORPORATION, an Oregon corporation (“Corporation”).

1. SERVICES

1.1 Employment Position. Corporation agrees to employ Executive as Chief Executive Officer and Executive accepts such employment, under the terms and conditions of this Agreement. Executive also agrees to serve, if elected, without separate compensation, as a director of Corporation and an officer and/or director of any subsidiary or affiliate of Corporation. Within three weeks following the commencement of the Term, Corporation will take all steps necessary to appoint Executive as a director of Corporation and will nominate Executive for election as a director at Corporation’s annual meeting of shareholders to be held in August 2009.

1.2 Term. The term of this Agreement (the “Term”) will commence on June 15, 2009, and will expire on June 30, 2013.

1.3 Duties. During the Term, Executive will serve in an executive capacity as Chief Executive Officer of Corporation, subject always to the control of Corporation’s Board of Directors (the “Board”). Executive will, in his capacity as Chief Executive Officer, supervise and manage the business and affairs and the other officers of Corporation and perform such duties commonly incident to the office of Chief Executive Officer and exercise such powers as may from time to time be assigned to Executive or vested in Executive by the Board. Executive may, in his capacity as Chief Executive Officer, hire and fire employees in his discretion, provided that Executive may not hire or fire any member of Corporation’s senior executive team without consulting the Board in advance. For purposes of the foregoing, Corporation’s senior executive team will consist of the President, any Vice President, and any other positions designated, from time to time, by the Board. Executive, at his discretion, will do such traveling as may be required in the performance of his duties under this Agreement, including to various Rentrak offices and to visit clients and prospective clients.

1.4 Outside Activities. Except as expressly provided in this Section 1.4, during his employment under this Agreement, Executive will devote his full business time, energies, and attention to the business and affairs of Corporation and to the promotion and advancement of its interests. Executive will perform his services faithfully, competently, and to the best of his abilities and, except as approved in advance by the Board, will not engage in professional or personal business activities that may require an appreciable portion of Executive’s time or effort.

1.5 Application of Corporate Policies. Executive will, except as otherwise provided in this Agreement, be subject to Corporation’s rules, practices, and policies applicable generally to Corporation’s directors and employees, as such rules, practices, and policies may be revised from time to time by the Board, as well as to all policies that apply to the Chief Executive Officer.

2. COMPENSATION AND EXPENSES

2.1 Base Salary. As compensation for services under this Agreement, Corporation will pay to Executive an initial annual base salary of $150,000 per year, which will be increased by 10 percent on each April 1 during the Term of this Agreement, unless Executive’s employment has been terminated earlier pursuant to this Agreement, payable in a manner consistent with Corporation’s payroll practices for management employees, as such practices may be revised from time to time. (In no event will Executive’s base salary be payable less often than monthly.)

2.2 Bonus Compensation. For the initial period of the Term ending March 31, 2010, Executive will be eligible to receive a cash bonus of up to $100,000 based on the achievement of performance measures (weighted at 20% each) attached as Appendix 2.2. Such cash bonus, if any, will be paid no later than May 30, 2010. For each additional fiscal year in the Term beginning in 2011, Executive will be eligible for an annual bonus of up to $100,000 payable in cash within 60 days following the end of each fiscal year based on the achievement of performance measures developed through discussions between the Chairman of the Board and Executive and subject to the approval of the Compensation Committee of the Board. The Compensation Committee, after receiving input from Executive, will determine the extent, if any, to which the applicable performance measures for a given period or fiscal year have been achieved in its sole discretion.

2.3 Equity-Based Compensation.

2.3.1 Stock Option Grant. Upon execution of this Agreement, Executive will be granted a nonqualified stock option (the “Stock Option”) to purchase an aggregate of 200,000 shares of Corporation’s common stock with an exercise price equal to the fair market value of the stock on the date of the grant, subject to the vesting and other provisions set forth in the Stock Option Award Agreement in the form attached as Appendix 2.3.1. The Compensation Committee has approved the grant of the Stock Option.

2.3.2 Grant of Stock-Settled Stock Appreciation Rights. Upon execution of this Agreement, Executive will be granted 75,000 Stock-Settled Stock Appreciation Rights (the “SSARs”) with a base price equal to the fair market value of Corporation’s common stock on the date of the grant, subject to the vesting and other provisions set forth in the Stock-Settled Stock Appreciation Rights Award Agreement in the form attached as Appendix 2.3.2. The Compensation Committee has approved the grant of the SSARs.

2.3.3 Restricted Stock Unit Award. Upon execution of this Agreement, Executive will be granted a restricted stock unit award (“Restricted Stock Award”) relating to up to 213,750 shares of Corporation’s common stock subject to the vesting and other provisions set forth in the Restricted Stock Unit Award Agreement in the form attached as Appendix 2.3.3. The Compensation Committee has approved the grant of the Restricted Stock Award.

2.3.4 Balance of Term. Executive shall not be entitled to receive grants of any additional equity-based compensation during the Term.

2.4 Additional Employee Benefits. Executive may take vacation for up to four weeks during each 12-month period during the Term at such time or times as may be approved in advance by the Chairman of the Board. Subject to the foregoing sentence, vacation and personal time off may be taken in accordance with Corporation’s rules, practices, and policies applicable to Corporation’s senior executive employees, as such rules, practices, and policies may be revised from time to time by the Board or the Compensation Committee. Corporation will also employ one full-time administrative assistant for Executive during the Term. Also, at all times during the Term, Executive will be entitled to any other employee benefits approved by the Board or the Compensation Committee, or available to officers and other management employees generally, including any life and medical insurance plans, disability insurance plans, 401(k) and other similar plans, and other health and welfare plans, each whether now existing or hereafter approved by the Board or the Compensation Committee (“Benefit Plans”). In addition, such Benefit Plans will expressly include medical insurance coverage for Executive’s spouse, reimbursement to Executive of the cost of his existing UNUM supplemental disability insurance policy in an amount not to exceed $3,000 per year, and long-term care insurance benefits for Executive at a cost not to exceed $7,000 per year. Except as provided in the preceding sentence, the foregoing will not be construed to require Corporation to establish any other such plans or to prevent Corporation from modifying or terminating any such Benefit Plans.

2.5 Expenses. Subject to review and approval by the Chairman of the Board, Corporation will reimburse Executive for reasonable expenses actually incurred by Executive in connection with the business of Corporation. Executive will submit to Corporation such substantiation for such expenses as may be reasonably required by Corporation. All domestic commercial air travel will be reimbursed at the coach class fare level unless otherwise approved in advance. International travel (other than to or from Canada) will be reimbursed at the business class fare level.

3. CONFIDENTIAL INFORMATION

3.1 Definition. “Confidential Information” is all nonpublic information relating to Corporation or its business that is disclosed to Executive, that Executive produces, or that Executive otherwise obtains during employment. Confidential Information also includes information received from third parties that Corporation has agreed to treat as confidential; provided that Executive has knowledge that Corporation has agreed to treat such information as confidential. Examples of Confidential Information include, without limitation, marketing plans, customer lists or other customer information, product design and manufacturing information, and financial information. Confidential Information does not include any information that (i) is within the public domain other than as a result of disclosure by Executive in violation of this Agreement, (ii) was, on or before the date of disclosure to Executive (whether such disclosure was made on, prior to, or subsequent to the date of this Agreement), already known by Executive, or (iii) Executive is required to disclose in any governmental, administrative, judicial, or quasi-judicial proceeding, but only to the extent that Executive is so required to disclose and provided that Executive takes reasonable steps to request confidential treatment of such information in such proceeding.

3.2 Access to Information. Executive acknowledges that in the course of his employment he will have access to Confidential Information, that such information is a valuable asset of Corporation, and that its disclosure or unauthorized use will cause Corporation substantial and irreparable harm.

3.3 Ownership. Executive acknowledges that all Confidential Information will continue to be the exclusive property of Corporation (or the third party that disclosed it to Corporation), whether or not prepared in whole or in part by Executive and whether or not disclosed to Executive or entrusted to his custody in connection with his employment by Corporation.

3.4 Nondisclosure and Nonuse. Unless authorized or instructed in advance in writing by Corporation, or required by law (as determined by licensed legal counsel or judicial or quasi-judicial order), Executive will not, except as required in the course of Corporation’s business, during or after his employment, disclose to others or use any Confidential Information, unless and until, and then only to the extent that, such items become available to the public through no fault of Executive.

3.5 Return of Confidential Information. Upon request by Corporation during or after his employment, and without request upon termination of employment pursuant to this Agreement, Executive will deliver immediately to Corporation all written, stored, saved, or otherwise tangible materials containing Confidential Information without retaining any excerpts or copies.

3.6 Duration. The obligations set forth in this Section 3 will continue beyond the term of employment of Executive by Corporation and for so long as Executive possesses Confidential Information.

4. NONCOMPETITION

4.1 Definition of Competitive Entity. For purposes of this Agreement, a Competitive Entity is any firm, corporation, partnership, limited liability company, business trust, or other entity that is directly competitive with a business activity engaged in by Corporation (or an activity specifically identified in Corporation’s strategic business plan approved from time to time by the Board subsequent to the date of this Agreement) as of the date of termination of Executive’s employment with Corporation.

4.2 Covenant. During the Term and for a period ending on the last day of the applicable Noncompete Period described in Section 5.7, Executive will not, within any geographical area where Corporation engages in business:

(a) Directly or indirectly, alone or with any individual, partnership, limited liability company, corporation, or other entity, become associated with, render services to, invest in, represent, advise, or otherwise participate in any Competitive Entity; provided, however, that nothing contained in this Section 4.2 will prevent Executive from owning less than 5 percent of any class of equity or debt securities listed on a national securities exchange or market, provided such involvement is solely as a passive investor;

(b) Solicit any business on behalf of a Competitive Entity from any individual, firm, partnership, corporation, or other entity that is a customer of Corporation during the 12 months immediately preceding the date Executive’s employment with Corporation is terminated; or

(c) Employ or otherwise engage or offer to employ the services of any person (other than Executive’s assistant) who has been an employee, sales representative, or agent of Corporation during the 12 months preceding the date Executive’s employment with Corporation is terminated.

For purposes of this Section 4, “Corporation” means Corporation and its subsidiaries (whether now existing or subsequently created) and their successors and assigns.

4.3 Severability; Reform of Covenant. If, in any judicial proceeding, a court refuses to enforce this covenant not to compete because it covers too extensive a geographic area or is too long in its duration, the parties intend and agree that it be reformed and enforced to the maximum extent permitted under applicable law.

5. TERMINATION

Executive’s employment under this Agreement will terminate prior to the end of the Term as follows:

5.1 Death. Executive’s employment will terminate automatically upon the date of Executive’s death.

5.2 Disability. Corporation may, at its option, terminate Executive’s employment under this Agreement upon written notice to Executive if Executive becomes eligible to receive a “Total Disability Monthly Benefit” under Corporation’s long-term disability insurance program.

5.3 Termination by Corporation for Cause. Corporation may terminate Executive’s employment under this Agreement for Cause at any time. For purposes of this Agreement, “Cause” means: (a) a material breach of this Agreement by Executive; (b) Executive’s refusal, failure, or inability to comply with any of the material and lawful policies or standards of Corporation or to perform any material job duties of Executive set forth in this Agreement; (c) any act of fraud by Executive, (d) any act of dishonesty or moral turpitude by Executive involving Corporation or its business; (e) Executive’s conviction of or a plea of nolo contendere to a felony; or (f) the commission of any act in direct or indirect competition with or materially detrimental to the best interests of Corporation that is in breach of Executive’s fiduciary duties of care, loyalty and good faith to Corporation. Cause will not, however, include any actions or circumstances constituting Cause under (a) or (b) above if Executive cures such actions or circumstances within 30 days of receipt of written notice from Corporation setting forth the actions or circumstances constituting Cause; provided that Executive will have only one opportunity to make any such cure. If Corporation seeks to terminate Executive for Cause under clauses (c), (d), (e), or (f) above, Executive may submit the issue of whether Cause exists to expedited arbitration as provided in Section 8 below; provided that Executive must give notice of his intent to do so within 15 days of the written notice referred to above.

5.4 Termination by Executive for Good Reason. Executive may terminate his employment with Corporation under this Agreement for “Good Reason” if Corporation has not cured the actions or circumstances which are the basis for such termination within 30 days following receipt by the Board of written notice from Executive setting forth the actions or circumstances constituting Good Reason, which notice must be delivered to the Board within 90 days of the initial existence of such actions or circumstances. In that event, Corporation may submit the issue of whether Good Reason exists to expedited arbitration as provided in Section 8 below; provided that Corporation must give notice of its intent to do so within 15 days of the written notice referred to above. For purposes of this Agreement, “Good Reason” means:

(a) Failure of Corporation to comply with the material terms of this Agreement; or

(b) The occurrence (without Executive’s express written consent) of any of the following acts by Corporation or failures by Corporation to act:

(i) A substantial adverse alteration in the nature or status of Executive’s title, position, duties, or reporting responsibilities as an executive of Corporation;

(ii) A material reduction in Executive’s base salary specified in Section 2.1 above; or

(iii) The failure by Corporation to continue to provide Executive with benefits and participation in Benefit Plans as provided in Section 2.4.

5.5 Termination by Corporation Without Cause. Corporation may terminate Executive’s employment with Corporation without Cause at any time by written notice to Executive.

5.6 Termination by Executive Other than for Good Reason. Executive may terminate Executive’s employment with Corporation other than for Good Reason at any time by written notice to the Secretary of the Corporation.

5.7 Applicable Noncompete Periods upon Termination. The duration of Executive’s obligations under Section 4 (the “Noncompete Period”) will be as follows:

5.7.1 In the event Executive terminates his employment voluntarily under Section 5.6, the Noncompete Period will be one year from the date of termination.

5.7.2 In the event Corporation terminates Executive’s employment for Cause under Section 5.3, the Noncompete Period will be two years from the date of termination.

5.7.3 In the event Executive’s employment is terminated for any other reason, there will be no Noncompete Period.

5.7.4 Executive acknowledges receipt of a draft of the Agreement setting forth Sections 4 and 5.7 at least 14 days prior to the first day of his employment with Corporation.

6. COMPENSATION UPON TERMINATION

6.1 Death or Disability. Upon termination of Executive’s employment pursuant to Section 5.1 or Section 5.2, all obligations of Corporation under this Agreement will cease, except that Executive will be entitled to:

(a) Accrued base salary and previously earned but unpaid bonuses through the date of Executive’s termination of employment;

(b) A lump-sum payment of $150,000, payable within 30 days following termination, subject to Section 6.4 below;

(c) Other benefits under Benefit Plans to which Executive was entitled upon such termination of employment in accordance with the terms of such Benefit Plans, including without limitation life insurance and, in connection with disability as defined in Corporation’s long-term disability plan, disability benefits as provided in such plan; and

(d) Unused and unpaid accrued vacation and other personal time off through the date of termination in accordance with Corporation’s policies generally applicable to salaried employees.

In the event of Executive’s death, the payments described in this Section 6.1 will be payable to the death beneficiary designated by Executive in writing for purposes of this Agreement. If there is no effective death beneficiary designation, Executive’s death beneficiary will be the personal representative of Executive’s estate.

6.2 Termination Without Cause or for Good Reason. In the event that prior to the expiration of the Term, Corporation terminates Executive’s employment with Corporation without Cause under Section 5.5 or Executive terminates his employment for Good Reason under Section 5.4, Executive will be entitled to the amounts described in Section 6.1. Executive will also be entitled to be paid, in a lump sum payable within 30 days following termination, all or a portion of the cash bonus described in Section 2.2 above for the fiscal year in which such termination occurs based on the extent to which the applicable performance measures for that fiscal year had been achieved on or before the date of termination, as determined by the Compensation Committee as provided in Section 2.2. In addition, to the extent not previously vested and as reflected in the Stock Option Award Agreement, the Stock-Settled Stock Appreciation Rights Award Agreement, and the Restricted Stock Unit Award Agreement, (a) the portions of each of the Stock Option and SSARs scheduled to vest in the year of termination and in the following year shall vest in full and any additional unvested portions shall be cancelled and (b) restricted stock units covered by the Restricted Stock Award shall vest and shares of Common Stock will be issued to Executive, subject to Sections 6.4 and 6.5 below, free of any restrictions, in the amount of (i) 60,000 shares of Common Stock if termination occurs on or prior to March 31, 2010, (ii) 90,000 shares of Common Stock if termination occurs on or after April 1, 2010 and on or prior to March 31, 2011, and (iii) 120,000 shares if termination occurs on or after April 1, 2011 and on or prior to March 31, 2012, less any shares of Common Stock that had previously vested under the terms of the Restricted Stock Unit Award Agreement. Corporation’s obligations to pay the amount specified in Section 6.1(b) and to accelerate vesting of the Stock Option, SSARs and Restricted Stock Award as described above are expressly conditioned on (i) Executive’s execution of a release (in the form attached to this Agreement as Appendix 6.2, with such modifications specifically in response to changes in applicable law as counsel for Corporation determines to be reasonably necessary or desirable to ensure effective release of all claims) of any and all claims that Executive may hold through the date such release is executed against Corporation or any of its subsidiaries or affiliates, and (ii) the expiration of any applicable revocation period specified in such release without revocation of the release by Executive.

6.3 Termination for Cause or by Executive Other than for Good Reason. In the event that, prior to the expiration of the Term, Corporation terminates Executive’s employment with Corporation for Cause under Section 5.3, or Executive terminates his employment with Corporation under Section 5.6, Corporation’s obligations under this Agreement will cease and Executive will be entitled to that portion of his base salary and employee benefits for which he is qualified as of the date of termination and Executive will not be entitled to any other compensation or consideration.

6.4 Compliance with IRC § 409A. To the extent required by § 409A of the Internal Revenue Code (the “IRC”) and the regulations promulgated thereunder, payment of severance benefits to Executive under any provision of Section 6 of this Agreement will not be paid or commenced until the expiration of six months following the date of termination of Executive’s employment with Corporation. If payments are deferred pursuant to this Section 6.4, all such deferred amounts will be paid in a lump sum on the expiration of the six-month period.

6.5 Excess Parachute Payments.

6.5.1 Reduction. In the event that any portion of the payments and benefits payable to Executive under Section 6.2 would constitute an “excess parachute payment” within the meaning of IRC § 280G(b) that is subject to the excise tax imposed on so-called excess parachute payments pursuant to IRC § 4999 (an “Excise Tax”), the severance otherwise payable under Section 6.2 will be reduced to the extent necessary to avoid such Excise Tax (and only to such extent) if, and only if, such reduction would result in a larger after-tax benefit to Executive, taking into account all applicable federal, state, and local income and excise taxes, until no portion of the severance payments is subject to such Excise Tax.

6.5.2 Application. For purposes of this Section 6.5:

(a) No portion of any severance or other compensation, the receipt or enjoyment of which Executive has effectively waived in writing prior to the date of payment of any post-termination compensation, will be taken into account;

(b) No portion of any severance or other compensation will be taken into account which, in the opinion of tax counsel selected by Corporation and reasonably acceptable to Executive (“Tax Counsel”), does not constitute a “parachute payment” within the meaning of IRC § 280G;

(c) If Executive and Corporation disagree whether any payment will result in an Excise Tax or whether a reduction in any payments will result in a larger after-tax benefit to Executive, the matter will be conclusively resolved by an opinion of Tax Counsel;

(d) Executive agrees to provide Tax Counsel with all financial information necessary to determine the after-tax consequences of payments for purposes of determining whether, or to what extent, such payments are to be reduced pursuant to Section 6.5.1; and

(e) The value of any noncash benefit or any deferred payment or benefit, and whether or not all or a portion of any payment or benefit is a “parachute payment” for purposes of this Section 6.5, will be determined by Corporation’s independent accountants in accordance with the principles of IRC § 280(G)(d)(3) and (4).

6.5.3 Effect on Other Agreements. In the event that any other agreement, plan, or arrangement provides for payments or benefits to Executive in connection with a change in control (“Other Agreements”), including without limitation the Stock Option Award Agreement, the Stock-Settled Stock Appreciation Rights Award Agreement and the Restricted Stock Unit Award Agreement, Corporation and Executive agree that the payments and benefits governed by such Other Agreements will be subject to the reduction in payments under Section 6.5.1 (even if post-termination payments are not to be made under this Agreement). To the extent possible, Corporation and Executive agree that reductions in benefits under any plan, program, or arrangement of Corporation will be reduced (only to the extent described in Section 6.5.1) in the following order of priority:

(a) Post-termination payments under this Agreement;

(b) Any cash payments under any Other Agreement; and

(c) The acceleration of the exercisability or vesting of any stock option or other stock related award granted by Corporation.

7. INJUNCTIVE RELIEF AND OTHER REMEDIES

Executive acknowledges that any breach or threatened breach of Section 3 of this Agreement will cause irreparable harm to Corporation and that any remedy at law would be inadequate to protect the legitimate interests of Corporation. Executive agrees that Corporation will be entitled to seek specific performance, or to seek any other form of injunctive relief, to enforce its rights under Section 3 of this Agreement. Such remedies will be in addition to any other remedy available to Corporation at law or in equity.

8. ARBITRATION

Any dispute or claim arising out of or brought in connection with this Agreement, other than a claim by Corporation under Section 7, shall be submitted to final and binding arbitration as follows:

(a) Before proceeding to arbitration, the parties shall first attempt, in good faith, to resolve the dispute or claim by informal meetings and discussions between them and/or their attorneys. The Chairman of the Board will act on behalf of Corporation at these meetings and discussions. This informal dispute resolution process will be concluded within 30 days or such longer or shorter period as may be mutually agreed by the parties.

(b) After exhausting the informal dispute resolution process under Section 8(a) above, upon the request of any party, the matter will be submitted to and settled by final and binding confidential arbitration pursuant to the rules of the United States Arbitration and Mediation Service (or under any other form of arbitration mutually acceptable to the parties). The arbitration will be conducted in Portland, Oregon. Any arbitration relating to a dispute arising under Section 4, 5.3 or 5.4 will be conducted on an expedited basis. Any award rendered in arbitration will be final and will bind the parties, and a judgment on it may be entered in the highest court of the forum having jurisdiction.

9. SEVERABILITY OF PROVISIONS

The provisions of this Agreement are severable, and if any provision of this Agreement is held invalid, unenforceable, or unreasonable, it will be enforced to the maximum extent permissible, and the remaining provisions of the Agreement will continue in full force and effect.

10. NONWAIVER

Failure of a party at any time to require performance of any provision of this Agreement will not limit the right of that party to enforce the provision. No provision of this Agreement or breach of this Agreement may be waived by either party except in writing signed by that party. A waiver of any breach of a provision of this Agreement will be construed narrowly and will not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

11. NOTICES

All notices required or permitted under this Agreement must be in writing and will be deemed to have been given if delivered by hand, or by overnight courier to the respective party as follows (or to such other address as any party may indicate by a notice delivered to the other party hereto): (i) if to Executive, at:

1519 SE 2nd Street

Fort Lauderdale, Florida 33301

With a copy to:

Glen Stankee

Ruden McClosky

200 East Broward Boulevard, Suite 1500

Fort Lauderdale, Florida 33301

and (ii) if to Corporation, to the address of the principal office of Corporation at:

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

With a copy to:

Mary Ann Frantz

Miller Nash LLP

111 SW Fifth Avenue

Suite 3400

Portland, Oregon 97204

12. GOVERNING LAW

This Agreement will be construed in accordance with the laws of the state of Oregon, without regard to any conflicts of laws rules. Any suit or action arising out of or in connection with this Agreement, or any breach of this Agreement, must be brought and maintained in the Circuit Courts of the State of Oregon. The parties hereby irrevocably submit to the jurisdiction of such court for the purpose of such suit or action and hereby expressly and irrevocably waive, to the fullest extent permitted by law, any claim that any such suit or action has been brought in an inconvenient forum.

13. GENERAL TERMS AND CONDITIONS

This Agreement, the Stock Option Award Agreement, the Stock-Settled Stock Appreciation Rights Award Agreement, and the Restricted Stock Unit Award Agreement constitute the entire understanding of the parties relating to the employment of Executive by Corporation, and supersede and replace all written and oral agreements heretofore made or existing by and between the parties relating thereto. Executive acknowledges that he has read and understood all of the provisions of this Agreement, that the restrictions contained in Sections 4 and 5.7 of this Agreement are reasonable and necessary for the protection of Corporation’s business and that Executive entered into this contract in connection with the initial employment of Executive by Corporation. This Agreement will inure to the benefit of any successors or assigns of Corporation. All captions used in this Agreement are intended solely for convenience of reference and will in no way limit any of the provisions of this Agreement.

The parties have executed this Employment Agreement as of the date stated above.

RENTRAK CORPORATION

/s/ William P. Livek	By	/s/ Paul A. Rosenbaum
William P. Livek	Name:	Paul A. Rosenbaum
	Its:	Chairman of the Board

APPENDIX 2.2

Performance Criteria for Fiscal 2010 Cash Bonus

Subject to the approval of the Board of Directors:

•	Prepare a detailed business plan to penetrate new markets and grow existing markets

•	Plan and support the development of new products and services

•	Oversee the personal and professional development of the executive leadership team and recruit and hire new executives as appropriate

•	Manage the development of and control over material capital expenditures and operating budgets

•

Plan and direct analysis, due diligence, negotiation and closing activities pertaining to acquisitions (businesses and data), joint ventures, key partnerships, and sale of some or all Rentrak’s assets or other business combination transactions

Each of the above performance criteria will count 20% for purposes of determining the amount of the cash bonus Executive may receive for fiscal 2010 under Section 2.2 of his Employment Agreement.

APPENDIX 6.2

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE (“Release”) is made on this      day of                     , 20    , by and between Rentrak Corporation, an Oregon corporation (“Corporation”), and William P. Livek (“Executive”). Corporation and Executive agree as follows:

1. Payment to Executive.

(a) Upon the execution of this Release, and after expiration of the revocation period specified in Paragraph 10 of this Release, Corporation will make the payment described in Section 6.1(b) of Executive’s Employment Agreement dated                     , 2009 (the “Employment Agreement”), less normal deductions and withholdings.

(b) Executive specifically acknowledges and agrees that Corporation has paid Executive all wages and other compensation and benefits to which Executive is entitled except those described in Paragraph 1(a) of this Release and the acceleration of vesting of the Stock Option, SSARs and Restricted Stock Award as described in Section 6.2 of the Employment Agreement, and that the execution of this Release (and compliance with the noncompetition provisions of Section 4 of the Employment Agreement) are conditions precedent to Corporation’s obligation to make the payment described in Paragraph 1(a) and to accelerate vesting of the Stock Option, SAARs and Restricted Stock Award as described in Section 6.2 of the Employment Agreement.

2. Mutual Release.

In consideration for the benefits provided by this Release, Corporation and Executive, on behalf of themselves and each of their respective past, present, and future shareholders, officers, directors, members, managers, partners, agents, employees, insurers, successors, heirs and assigns, each completely releases and forever discharges the other and each of its past, present, and future related entities and each of their respective past, present, and future shareholders, officers, directors, members, managers, partners, agents, employees, insurers, successors, heirs and assigns from any and all claims, rights, demands, actions, liabilities, and causes of action of every kind and character, whether known or unknown, matured or unmatured, which either of them may now have or has ever had, including without limitation the conditions of employment or the termination thereof, whether based on tort, contract (express or implied), other common law, or any federal, state, or local statute, regulation, ordinance, or other law, including, but not limited to, a release of claims arising under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; and ORS chapters 652, 653, and 659A, and any amendments to any of such laws. Execution of this Release does not bar any claims for breach of this Release or its terms by either party.

3. Indemnification.

Notwithstanding the termination of his employment with Corporation, Executive will continue to be entitled to indemnification under the Articles of Incorporation or Bylaws of Corporation, as well as under other organizational documents, contractually or at law, with respect to acts occurring prior to termination of Executive’s service as an officer or director of Corporation. In addition, Corporation will continue to cover Executive under Corporation’s directors’ and officers’ liability insurance policies on the same basis as other officers and directors of Corporation while liability exists with respect to acts occurring prior to termination of Executive’s service as a director or officer of Corporation.

4. Return of Corporation Property.

Executive represents and warrants that Executive has returned to Corporation all property belonging to Corporation, including, but not limited to, all documents or other media containing confidential or proprietary information of Corporation (including without limitation customer, production, and pricing information), and all Corporation credit cards, keys, cellular telephones, and computer hardware and software.

5. No Liability or Wrongdoing.

Corporation specifically denies any liability or wrongdoing whatsoever. Neither this Release nor any of its provisions, terms, or conditions constitute an admission of liability or wrongdoing or may be offered or received in evidence in any action or proceeding as evidence of an admission of liability or wrongdoing.

6. Severability.

If any provision of this Release is found by any court to be illegal or legally unenforceable for any reason, the remaining provisions of this Release will continue in full force and effect.

7. Attorney Fees.

If any action is brought to interpret or enforce this Release or any part of it, the prevailing party will be entitled to recover from the other party its reasonable attorney fees and costs incurred therein, including all attorney fees and costs on any appeal or review.

8. Choice of Law.

This Release will be governed by the laws of the state of Oregon, without regard to its principles of conflicts of laws.

9. Consideration of Agreement.

Executive acknowledges that Corporation has advised him in writing to consult with an attorney before signing this Release and that he has been given at least 21 days to consider whether to execute this Release. For purposes of this 21-day period, Executive acknowledges that this Release was delivered to him on                     , 20    , that the 21-day period will expire                     , 20    , and that he may have until that date to consider the Release.

10. Revocation.

Executive may revoke this Release by written notice, delivered to                      within seven days following his date of signature as set forth below. This Release becomes effective and enforceable after such seven-day period has expired.

11. Knowing and Voluntary Agreement.

Executive acknowledges and agrees that: (a) the only consideration for this Release is the consideration expressly described in this document; (b) he has carefully read the entire Release; (c) he has had the opportunity to review this Release and to have it reviewed and explained to him by an attorney of his choosing; (d) he fully understands the final and binding effect; and (e) he is signing this Release voluntarily and with the full intent of releasing Corporation from all claims.

12. Miscellaneous.

The benefits of this Release will inure to the successors and assigns of the parties. This is the entire agreement between Executive and Corporation regarding the subject matter of this Release and neither party has relied on any representation or statement, written or oral, that is not set forth in this Release. Executive represents and warrants that Executive has not assigned any claim that Executive may have against the Released Parties to any person or entity.

RENTRAK CORPORATION

By:
William P. Livek
Title:

Date:
Date:

STATE OF	)
	)	SS
COUNTY OF	)

This instrument was acknowledged before me on                     , 20    , by William P. Livek.

Notary Public for
My commission expires: